EXHIBIT 3.1d

                         THE UNITED ILLUMINATING COMPANY
                    (A SPECIALLY CHARTERED STOCK CORPORATION)
                CERTIFICATE AMENDING CERTIFICATE OF INCORPORATION
                         BY ACTION OF BOARD OF DIRECTORS


     1. The name of the corporation is THE UNITED ILLUMINATING COMPANY (the "Company").

     2. The Certificate of Incorporation of the Company is amended only by the following resolution of the Board of Directors, acting alone:

         RESOLVED: That, 332 shares of the Company's class of preferred stock of the par value of $100 per share having been purchased by the Company and canceled, pursuant to Section 33-351(a) of the General Statutes of Connecticut, Revision of 1958, as amended, the authorized amount of said class of preferred stock shall be and it hereby is reduced by $33,200, to $111,961,200, consisting of a class of 1,119,612 shares of the par value of $100 per share, and that, pursuant to Section 33-352(a) of the General Statutes of Connecticut, Revision of 1958, as amended, the first paragraph of ARTICLE I. AUTHORIZED AMOUNT OF PREFERRED STOCK. of subsection 3(b) of the Certificate of Incorporation be and it hereby is amended to read as follows:

                  The authorized amount of preferred stock subject to these Articles (herein called the Preferred Stock), unless increased in accordance with the provisions hereof, shall be $171,961,200, consisting of a class of 1,119,612 shares of the par value of $100 per share and a class of 2,400,000 shares of the par value $25 per share. Shares of either class may, subject to the provisions of these Articles, be issued from time to time in one or more series in such amounts, on such terms and for such consideration as may be determined and authorized by the Board of Directors. The series designation, dividend rate, redemption prices, and other special rights, if any, of each series of the Preferred Stock shall be determined and authorized by the Board of Directors.

      3. The above resolution was adopted by the Company's Board of Directors, acting alone, pursuant to Sections 33-341(d) and 33-352(a) of the General Statutes of Connecticut (Revision of 1958).

          The number of affirmative Directors' votes required to adopt the above resolutions was six.

          The number of Directors' votes in favor of adoption of each of the above resolutions was eleven.

          WE, THE UNDERSIGNED, being the President and Chief Financial Officer and the Treasurer and Secretary of The United Illuminating Company, hereby declare, under penalties of false statement, that the statements made in the foregoing certificate are true.

          Dated at New Haven, Connecticut, this 11th day of December 1996.

                                       THE UNITED ILLUMINATING COMPANY



                                          /s/ Robert L. Fiscus
                                       -------------------------------------
                                              Robert L. Fiscus
                                       President and Chief Financial Officer



                                          /s/ Kurt Mohlman
                                       -------------------------------------
                                              Kurt Mohlman
                                              Treasurer and Secretary


                                      - 2 -